Exhibit 10.7

Contract

Subject	Entrustment of the implementation of new sports and cultural activity management projects in Nagoya City elementary schools (Higashi Ward, Kita Ward, Naka Ward, Nakagawa Ward)
Contract amount	￥1,294,816,072★ (including consumption tax and local consumption tax: ￥117,710,552★)
Contract Period	From the date of contract conclusion to March 31, 2029 (Long-term continuing contract based on Article 234-3 of the Local Autonomy Act (Act No. 67 of 1947))
Fulfillment Period	From the date of contract conclusion to March 31, 2029
Place of fulfilment	Nagoya City elementary schools in Higashi Ward, Kita Ward, Naka Ward, and Nakagawa Ward
Contract Deposit	Exemption under Article 31, No. 1 of the Nagoya City Contract Regulations

Regarding the above, a contract will be concluded with Nagoya City as the trustor and Leifras Co., Ltd. as the trustee, pursuant to the following clauses.

To certify this agreement, two copies of this document shall be prepared, and each of the trustor and trustee shall sign and seal the document.

Each person has one copy.

However, if an electromagnetic record is created that records the contents of this Agreement,

Each person will retain a copy of the electronic record.

April 1, 2025

	Entrustor:	Nagoya City, Naka Ward, Sannomaru 3-chome 1 Number 1 Nagoya City Contract agent Tomohiro Tsubota, Superintendent of the Nagoya City Board of Education

	Trustee:	4-20-3 Ebisu, Shibuya-ku, Tokyo Yebisu Garden Place Tower 17F Leifras Co., Ltd. Representative Director Kiyotaka Ito

(Purpose of the contract)

Article 1 The Contractor shall carry out the work in accordance with this contract (hereinafter referred to as the “Agreement”) and the New Sports and Cultural Activities Management Project Implementation Service Outsourcing Specifications for Nagoya City Elementary Schools (hereinafter referred to as the “Specifications”), and shall operate the work in a fair and smooth manner.

2	With regard to this contract, even if any matters are not explicitly stated in the contract or specifications, but are naturally necessary for the performance of the contract, the Contractor shall carry them out at its own expense in accordance with the instructions of the Contractor after consultation between the Client and the Contractor.

(Contract amount)

Article 2 The contract amount shall be 1,294,816,072 Yen, and the payment amounts for each fiscal year shall be as set forth in Appendix 1.

(Duty of due care)

Article 3 The Contractor shall maintain close liaison with the Client and carry out the work entrusted to it under this contract (hereinafter referred to as the “Commissioned Work”) with the due care of a prudent manager, in accordance with the specifications and the Client’s instructions.

(Confidentiality)

Article 4 The Contractor and its employees must not disclose to a third party any information that they have come to know directly or indirectly in the course of carrying out the commissioned work.

2	The Contractor shall educate its employees regarding the protection of personal information and shall comply with the “Items of Caution Regarding the Handling of Information” in the Appendix 5 to the Specifications when processing business under this contract.

3	If the principal finds that the trustee has violated the provisions of the preceding paragraph, he may claim compensation for the ordinary and direct damage suffered by the principal.

4	the preceding paragraph shall apply even after the expiration or termination of the contract.

(General Manager)

Article 5 After the conclusion of this Agreement, the Contractor shall promptly appoint a person in charge as specified in the Specifications and report this to the Client in writing.

(Request for improvement measures etc. related to project implementation)

Article 6 If the Entrustor deems there to be something inappropriate in the performance of the Entrusted Work by the Trustee, the Entrustor may request the Trustee to take necessary measures in writing, clearly stating the reasons therefor.

2	In response to a request under the preceding paragraph, the Trustee shall, in principle, promptly submit to the Client a document clearly indicating the details of the measures to be taken in advance, and after the Client’s approval, the Trustee shall promptly take the necessary measures. In addition, after taking the measures, the Trustee shall promptly submit to the Client a written report indicating the progress of the measures.

(Borrowing of Items)

Article 7 The Contractor may, in consultation with the school implementing the activity (hereinafter referred to as the “implementing school”), borrow items necessary for the activity from the implementing school.

(Standards for Processing Administrative Procedures)

Article 8 When processing the entrusted business, the contractor shall comply with the provisions of the Nagoya City Ordinance, Nagoya City Regulations, and Nagoya City Board of Education Regulations, as well as the standards set by the client.

(Prohibition of Subcontracting)

Article 9 The Contractor shall not entrust all or part of the Contracted Work to a third party. However, this does not apply to cases approved in advance by the Consignor within the scope that does not impair the purpose of this contract.

2	When the Trustee re- entrusts a third party pursuant to the preceding paragraph, the Trustee shall provide appropriate supervision and guidance to the sub-entrusted party, and any damages or increased expenses arising from reasons attributable to the sub-entrusted party shall be deemed to have arisen from reasons attributable to the Trustee, and shall be borne by the Trustee at its own responsibility.

(Report on implementation status)

Article 10 The Trustee must submit to the Trustor a business report on matters designated by the Trustor, such as the number of children who have applied to participate each year and activity results, promptly after finishing the business for that year.

2	The contractor must submit to the client a performance report by the 10th of the month following the month in which the activity is carried out, regarding matters specified by the client, such as the working status of the management staff, the number of children who have applied to participate, and the date and time of the activity.

(Inspection of implementation status, etc.)

Article 11 The client may inspect the status of the commissioned work or request the contractor to submit necessary documents. In such cases, the contractor may not refuse.

2	If the client deems it necessary based on the inspection, etc. referred to in the preceding paragraph, he/she may request the trustee to take the necessary measures.

(Preservation of materials, etc.)

Article 12 The contractor must retain the documents and other information listed in the following items for more than 12 years, counting from the date 5 of the year following the year in which April 1 the business for each fiscal year is completed.

(1)	Reports and materials submitted to the client pursuant to the preceding two articles.

(2)	Work regulations, regulations regarding the protection and management of information, attendance records, salary expenditure documents, and other documents specified by the client.

2	During the retention period of the documents set forth in the preceding paragraph, the trustor may request the trustee to submit the documents. In this case, the trustee may not refuse.

(Invoicing and payment of contract fees)

Article 13 Payment of the contract price shall be made in advance in accordance with Article 162 Item No. of the Enforcement Order of the Local Autonomy Law and 6 Article 81 Item No. of 4 the Nagoya City Accounting Regulations (Nagoya City Regulations No. of 1964 5; hereinafter referred to as the “Accounting Regulations”).

2	The Client shall pay the contract fee set forth in the preceding paragraph promptly to the Trustee upon the Trustee’s invoice each month as set forth in the Attachment 2.

3	The payment of the commission fee based on this contract shall be made in accordance with the Nagoya City Accounting Regulations (Nagoya City Regulations of 1964) (No. 5) If a periodic payment application form as provided for in Article 64 is submitted, the Trustee is not required to submit an invoice.

(Reduction or refund of the contract price)

Article 14 If the Trustee falls under any of the following items, the Entrustor may reduce the contract price in whole or in part to the Trustee. However, if the contract price has already been paid to the Trustee, the Entrustor may have the Trustee return the contract price in whole or in part.

(1)	When a significant difference is found in all or part of the project implementation content compared to the application content or contract content, and the client finds that there is no justifiable reason for the difference.

(2)	When the trustee fails to fulfill the contract without a valid reason, or when there is no prospect of fulfilling the contract within the contract period.

(3)	When the contract is terminated pursuant to the provisions of Articles 21, 22 and 23, or when the contract is amended pursuant to the provisions of Articles 26 and 27.

(Handling of estimated payments)

Article 15 The Contractor must submit to the Client, within 20 days after the completion of the work in each fiscal year, a settlement statement showing the breakdown of expenditures for the contract fees paid in advance, as well as any materials requested by the Client, and obtain the Client’s approval.

2	The client will process settlements for the personnel expenses of the operating staff for each fiscal year referred to in the preceding paragraph according to actual results.

3	If the Trustee has received an advance payment that remains unpaid, he/she must return it promptly after approval under the preceding paragraph.

4	If, as a result of the settlement, there is a shortfall in the amount received in advance, the Trustee shall make up the shortfall at its own expense.

(Accident reports and compensation for damages, etc.)

Article 16 In the cases listed below, the Trustee must, in principle, promptly submit a report to the Client.

(1)	When an accident occurs during the performance of the commissioned work

(2)	When school facilities or other property are lost or damaged in the course of carrying out the commissioned work.

(3)	Any other case instructed by the client

2	In the case of the preceding paragraph, if the cause is due to reasons attributable to the Trustee, the Trustee shall follow the instructions of the principal and restore the item to its original state or compensate for the damage.

(Risk Allocation)

Article 17 Any damages incurred in the performance of the business shall be borne by the Contractor, except in cases where such damages are due to reasons attributable to the Consignor.

2	If the principal believes that the damages set forth in the preceding paragraph are due to natural disasters or other force majeure and that it would be extremely unfair to have the trustee bear all of the damages, the principal shall bear all or part of the damages.

3	The amount of damages to be borne by the principal pursuant to the provisions of the preceding paragraph shall be determined by consultation between the principal and the trustee within the range of the amount recognized by the principal.

(Attribution of Rights and Obligations)

Article 18 The Trustee may not assign or have a third party succeed to the rights and obligations arising from this Agreement, nor may it use those rights as security, without the consent of the Entrustor.

(Liability for non-conformity with contract)

Article 19 If the Client becomes aware that the results of the Commissioned Work do not conform to the contents of this Agreement, it may request repairs within one year, or request compensation for damages in lieu of or in addition to repairs.

2	When requesting repair as described in the preceding paragraph, the contractor must redo the work and complete the work properly within the period specified by the client.

3	The contractor shall bear all costs relating to the repairs under the preceding two paragraphs.

(Late fees)

Article 20 In the event that the Trustee delays in the performance of an obligation without a valid reason, the Trustee shall collect late fees for said delay in an amount calculated according to the rate set out in Article 33, Paragraph 1 of the Nagoya City Contract Regulations (Nagoya City Regulations No. 17 of 1964) in proportion to the number of days of delay, and the amount shall be paid by the date specified by the Trustor.

(Right to cancel contract)

Article 21 The Entrustor may terminate the contract if the Trustee falls under any of the following items:

(1)	When there is a violation of this Agreement and it is deemed that the purpose of this Agreement cannot be achieved as a result of such violation.

(2)	When there has been a fraudulent act regarding the conclusion or performance of a contract.

(3)	When there is a significant change in the content of work.

(4)	When the Trustee does not comply with the necessary instructions from the Client regarding the improvement of business operations, etc., or when there is no prospect of improvement.

(5)	When it becomes impossible to carry out the commissioned work.

(6)	When a person is not qualified to enter into a contract.

(7)	When the Trustee requests termination of the contract and the Trustee deems the reason to be justifiable.

(8)	When a request for exclusion has been made by the Aichi Prefectural Police pursuant to the Agreement on the Exclusion of Businesses Affiliated with Organized Crime Groups from Contracts, etc., Conducted by Nagoya City (concluded on January 28, 2008 by the Mayor of Nagoya, etc. and the Chief of the Aichi Prefectural Police) and the Guidelines for the Exclusion of Businesses Affiliated with Organized Crime Groups from Procurement Contracts, etc., Conducted by Nagoya City (No. 19, Financial Contracts, dated May 29, 2008) 103.

(9)	When the terms and conditions of this Agreement are violated.

(Right of a client to terminate a contract with an enterprise affiliated with an organized crime group)

Article 22 The Entrustor may immediately terminate the Contract if the Trustee falls under any of the following items with respect to this Contract.

(1)	When an officer, etc. (in the case of a corporation, this refers to its officers, managers, including part-time officers, and representatives of its offices, in the case of other organizations, this refers to its representatives and directors, etc. who have the same responsibilities as officers, etc. of a corporation, and in the case of an individual, this refers to that individual and the person who represents the branch or office; the same applies hereinafter in this item) is deemed to be a Member of an Organized Crime Group, etc. (meaning members of an Organized 3 Crime Group as defined in the Act on Prevention of Unjust Acts by Organized Crime Group Members (Act No. 77 of 2 2008, Article Item (hereinafter referred to as an “Organized Crime Group” in this item), and persons who have a relationship with an Organized Crime Group and use the power of the organization as a backdrop to commit violent unlawful acts, etc.; the same applies hereinafter in this item).

(2)	When it is recognized that members of organized crime groups or other such entities are substantially involved in the management of the company.

(3)	When an Officer, etc. or employee is deemed to be using the power of an organized crime group, an Organized Crime Group Member, etc., or a Corporation, etc. (meaning a corporation or other organization or individual; the same applies hereinafter in this paragraph) in which an Organized Crime Group Member, etc. is substantially involved in the management or operation.

(4)	When an officer, etc. or employee is deemed to be cooperating with or involved in the maintenance or operation of an organized crime group, such as by providing funds or convenience to an organized crime group, an organized crime member, etc., or a corporation, etc. in which an organized crime member, etc. is substantially involved in the management or operation of the organized crime group.

(5)	When an officer, etc. or employee is deemed to have a relationship that can be socially criticized with an organized crime group or a member of an organized crime group, etc.

(6)	When it is deemed that an officer, etc. or employee is using a corporation, etc. that falls under any of the preceding items while knowing that the corporation, etc. falls under any of the preceding items.

(Entrustor’s Right to Cancel in Case of Collusive Rigging or Other Misconduct)

Article 23 The Entrustor may immediately terminate the Agreement if the Trustee falls under any of the following items with respect to this Agreement:

(1)	When the Trustee has received an exclusion order under Article 49 or a payment order under Article 62 of the Antimonopoly Act for violating the provisions of Articles 3, 6, 8, or 19 of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947; hereinafter referred to as the “Antimonopoly Act”) (hereinafter referred to as a “Violation of the Antimonopoly Act”), and said order has become final.

(2)	When the Trustee or an officer or employee of the Trustee has committed a crime prescribed in Article 96-6 or 198 of the Penal Code (Law No. 45 of 1907), or Article 89, paragraph 1, Article 90, item 1 or item 2, or Article 95, paragraph 1 of the Antimonopoly Act, and has been sentenced (including cases where the execution of the sentence has been suspended; the same applies hereinafter).

(3)	In addition to the matters provided for in the preceding 2 paragraphs, when it becomes clear that the Trustee or any of its officers or employees has committed an act in violation of the Antimonopoly Act or an act falling under the provisions of Article 96-6 or Article 198 of the Penal Code.

(Penalty when a contract is terminated, etc.)

Article 24 If any of the following circumstances occur, the contractor must pay a penalty equivalent to 10% of the 1 contract amount (equivalent to the annual amount) by the deadline specified by the client.

(1)	When this Agreement is terminated pursuant to the provisions of the preceding three Articles (excluding Article 2.1, item 7)

(2)	When the trustee refuses to perform its obligations or is unable to perform the obligations of the principal due to reasons attributable to the trustee.

2	If any of the following persons terminates this Agreement, it shall be deemed that the case falls under item 1 of the preceding paragraph.

(1)	In the event that a decision is made to commence bankruptcy proceedings against the trustee, a bankruptcy trustee appointed pursuant to the provisions of the Bankruptcy Act (Act No. 75 of 2004).

(2)	In the event that a decision is made to commence rehabilitation proceedings against the Trustee, the trustee appointed pursuant to the provisions of the Corporate Reorganization Law (Law No. 154 of 2002).

(3)	In the event that a decision is made to commence rehabilitation proceedings against the trustee, the rehabilitation debtor, etc. appointed pursuant to the provisions of the Civil Rehabilitation Act (Act No. 225 of 1999).

(Scheduled amount of damages for collusion and other misconduct)

Article 25 When the Trustee falls under any of the items of Article 23, paragraph 1 of this contract, regardless of whether the Entrust or cancels the contract, the Trustee shall pay compensation in an amount equal to 20/100 of the contract amount, plus interest at the rate stipulated in Article 46-2, paragraph 1 of the Contract Rules as of the date of conclusion of the contract, in proportion to the number of days from the date of completion of payment of the contract amount to the date of payment of the compensation. However, this shall not apply when the Trustee falls under any of the following items.

(1)	When the Trustee proves that the violation of the Antimonopoly Act, which falls under Article 23, Paragraph 1, Items 1 and 3, is an act that does not cause monetary damage to the client, such as unfair low-price sales as provided for in the Unfair Trade Practices Pursuant to Article 2, Paragraph 9 of the Antimonopoly Act (General Designation) (Fair Trade Commission Public Notification No. 15, dated June 18, 1982), and the client acknowledges this.

(2)	Article 23, paragraph 1, item 2, when the Trustee, the Trustee’s officer, or the Trustee’s employee has committed a crime under Article 198 of the Penal Code and has been sentenced, or when it becomes clear that an act under Article 198 of the Penal Code has been committed under item 3 of the same paragraph. However, this does not apply when the Trustee, the Trustee’s officer, or the Trustee’s employee also commits an act under Article 96-6 of the Penal Code and has been sentenced (when it becomes clear that an act under Article 96-6 of the Penal Code has also been committed under item 3 of the same paragraph).

2	In the case of the trustee in the form of a joint venture which has already been dissolved, the principal may demand payment of the compensation and interest stipulated in the same paragraph from the representative or former members of the trustee. In this case, the representative and former members of the trustee shall pay jointly and severally.

3	Notwithstanding the provisions of paragraph 1, if the amount of damage suffered by the principal exceeds the amount of compensation provided for in said paragraph, the principal may claim compensation from the trustee for the excess amount.

4	The provisions of the preceding paragraph shall apply even after performance under this Agreement has been completed.

(Changes to the contract)

Article 26 If any of the following items apply, the Client may, in consultation with the Trustee, amend or terminate this Agreement, notwithstanding the contract amount and contract period set forth in this Agreement:

(1)	When it becomes difficult to fulfill part of the contract under the conditions set out in this contract due to a significant change in the economic situation, a natural disaster, or other cause.

(2)	When it becomes necessary to change the contents of the contract during the execution of other commissioned work.

(Changes to contracts due to budget cuts, etc.)

Article 27 If there is a reduction in the budget even during the contract period, the Client may terminate this contract, and if there is a reduction in the budget, the Client may modify this contract after consultation with the Trustee.

(Disclaimer)

Article 28 Even if the business cannot be carried out before it is to be commenced due to circumstances of the client or the trustee, the client shall not compensate for expenses incurred in preparatory work, etc.

(Decision on Doubts, etc.)

Article 29 If any doubt arises concerning the interpretation of any provision of this Agreement, it shall be resolved through consultation between the Entrustor and the Trustee, and if no agreement can be reached, the Entrustor shall make the decision.

2	If any doubt arises regarding any matter not specified in this Agreement, the Client and the Trustee shall consult and resolve it on a case-by-case basis.

(Supplement)

Article 30 This agreement will be concluded subject to the approval of the fiscal year 2020 budget relating to this agreement.

(Special Provisions)

Article 31 There is a special clause regarding changes to the contract amount based on fluctuations in wages (Appendix 3).